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THIS AGREEMENT is made on 9 February 2006 BETWEEN

(1) ZBB ENERGY CORPORATION a corporation registered in a Wisconsin and whose principal office is at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin, USA 53051 (THE "COMPANY"); and

(2) MONTGOMERY CAPITAL PARTNERS L.P. a limited partnership registered in Delaware whose principal office is at 101 Hudson Street, Jersey City, NJ 07302 USA (the "LENDER").

BACKGROUND

     On the terms as set out in this Agreement, the Lender has agreed to advance to the Company an amount of one million three hundred thousand Australian dollars (AUS$1,300,000) or such other amount of Australian dollars as, based on the Closing Date Exchange Rate, shall represent one million United States dollars (US$1,000,000).

IT IS AGREED:

1    DEFINITIONS

1.1  In this Agreement:

     "ASTC SETTLEMENT RULES" means the settlement rules from time to time published by ASX Settlement and Transfer Corporation Pty Limited.

     "ASX" means the Australian Stock Exchange Limited

     "ASX RULES" means the listing rules from time to time published by the ASX.

     "BLOOMBERG" means Bloomberg LP, a financial information provider.

     "BUSINESS DAYS" shall mean any day, other than Saturday, Sunday or any other day in which the national banks in either Australia or the United States shall not be open for business.

     "CASH PAYMENT" means any amount paid into the Lender's Bank Account in accordance with Clause 6.2 (or if applicable Clause 7.1).

     "CASH PAYMENT DATE" means the date of a Cash Payment Notice.

     "CASH PAYMENT DATE EXCHANGE RATE" means in relation to each Cash Payment Date the Australian dollar to US dollar spot exchange rate as quoted in the London edition of the Financial Times on such Cash Payment Date.

     "CASH PAYMENT NOTICE" has the meaning given to it in Clause 6.1.

     "CLOSING DATE" means a date that shall be the date on which the Company shall provide Lender with official notice of Shareholder Approval; provided, that such Closing Date shall be not later than twenty (20) Business Days following the date of this Agreement.

     "CLOSING DATE EXCHANGE RATE" means, at any point in time, the Australian dollar to US dollar spot exchange rate as quoted in the London edition of the Financial Times on the Closing Date.

     "COMMON SHARES" means the common stock of par value $0.01 per share each in the capital of the Company.

     "CONVERSION AMOUNT" has the meaning set out in Clause 5.1 of this Agreement.


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     "CONVERSION PRICE" means in respect of any Loan Notice Date (or for the purposes of Clause 7.4 the Financing Transaction Date) the lower of (i) the lowest VWAP reported during the 10 consecutive Trading Days prior to the Closing Date and (ii) 80% (eighty per cent) of the lowest VWAP for the 10 consecutive Trading Days immediately prior to the Loan Notice Date (or for the purposes of Clause 7.4 the Financing Transaction Date).

     "CHESS" means the Clearing House Electronic Subregister System operated by ASX Settlement and Transfer Corporation Ply Limited (a wholly owned subsidiary of the ASX) under which securities may be held or transferred in uncertificated form.

     "CUFS" means CHESS Depositary Interests for Common Shares in the form of CHESS Units of Foreign Financial Products that permit trades in Common Shares to be settled in CHESS.

     "DELIVERY" in respect of any Lender's Shares means, at the sole option of the Lender, either:

     (a) from and after the date that the Common Shares trade on any US Stock Exchange, the physical delivery of stock certificates evidencing such Lender's Shares registered in the name of the Lender or its nominee(s), or:

     (b)  whilst the Common Shares and/or CUFS maintain a Quotation on the ASX:

          (i) the registration of CHESS Depository Nominees Pty Limited as holder of the legal title to such Lender's Shares;

          (ii) the issue to the Lender of CUFS in respect of such Lender's Shares; and

          (iii) the issue of a holding statement in respect of the CUFS to the Lender,

          all In accordance with the ASTC Settlement Rules,

     and "DELIVER" shall be construed accordingly.

     "DELIVERY DATE" means the date on which Loan Shares are Delivered pursuant to a Loan Notice.

     "FINANCING TRANSACTION" means the collective reference to (a) the Pipe Transaction, or (b) any other public or private financing of debt or equity securities of the Company that provides the Company with sufficient net proceeds to repay the Loan in full (and all other amounts owed to the Lender) pursuant to Clause 6.

     "FINANCING TRANSACTION DATE" means the date upon which the PIPE Transaction or another Financing Transaction completes.

     "FINANCING TRANSACTION DATE EXCHANGE RATE" means in relation to any Financing Transaction Date the Australian dollar to US dollar exchange rate as quoted in the London edition of the Financial Times on such Financing Transaction Date.

     "FLOOR PRICE" shall in respect of a Loan Notice Date or a Subscription Notice Date mean six and one-quarter United States cents (US$0.0625) or the equivalent amount in Australian Dollars at the Loan Notice Date Exchange Rate, subject to adjustment as provided in Clause 10; PROVIDED, HOWEVER, that unless on or before 31 July 2006, the Company shall have tendered payment in full of the outstanding principal amount of the Loan and all interest thereon pursuant to clauses 6 or 7, and the Lender shall have either accepted such payment or converted the Loan in full into Loan Shares (as herein provided), from and after 1 August 2006, the Floor Price shall be zero (0).

     "GROUP" means the Company and its subsidiaries (as defined in s736 Companies Act 1985) from time to time.


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     "LENDER'S BANK ACCOUNT" means the Lender's account with JP Morgan Chase
     Bank, 1166 Avenue of the Americas, New York, NY 10036, sort code ABA number 021000021 account name Montgomery Equity Partners LP account number 957 201 613 or such other bank and/or account information as Lender may advise the Company in writing.

     "LENDER'S SHARES" means any of the Common Shares or CUFS, including Loan Shares and Warrant Shares that may be issued to the Lender pursuant to this Agreement.

     "LOAN" means the amount of one million three hundred thousand Australian dollars (AUS$1,300,000) or such other amount of Australian dollars as, based on the Closing Date Exchange Rate, shall represent one million United States dollars (US$1,000,000) to be advanced pursuant to Clause 2, or the principal amount outstanding for the time being of that loan (including any interest compounded with the Loan pursuant to Clause 4.1).

     "LOAN NOTICE" has the meaning set out in Clause 5.1 of this Agreement.

     "LOAN NOTICE DATE" means the date of a Loan Notice.

     "LOAN NOTICE DATE EXCHANGE RATE" means in relation to each Loan Notice Date the Australian dollar to US dollar spot exchange rate as quoted in the London edition of the Financial Times on such Loan Notice Date.

     "LOAN SHARES" means Common Shares and/or CUFS issued to the Lender pursuant to this Agreement upon any one or more conversions of the Loan (other than pursuant to Clause 7).

     "PIPE SECURITIES" means the Common Shares, preferred or preference shares or notes or debentures that may be issued pursuant to the PIPE Transaction; provided, that, for purposes of this Agreement, the term "PIPE Securities" shall not mean Options or Warrants to purchase Common Shares.

     "PIPE TRANSACTION" means the proposed private investment in public equity
     (PIPE) transaction to be arranged by Empire Financial Group, Inc. or any other placement agent acceptable to the Company, whereby the Company will issue the PIPE Securities to accredited investors by way of a private placement or any other similar financing transaction which provides the Company with sufficient net proceeds to repay the Loan (and all other amounts owed to the Lender) pursuant to Clause 6.

     "QUOTATION" means official quotation by ASX and, if and when the Common Shares trade on a US Stock Exchange, as quoted on such US Stock Exchange and as reported by Bloomberg; and "Quote" or "Quoted" shall be construed accordingly.

     "REDUCTION NOTICE" has the meaning set out in Clause 8.4 of this Agreement.

     "REDUCTION NOTICE DATE" means the date of a Reduction Notice.

     "REGISTRATION RIGHTS AGREEMENT" means the agreement in substantially the form of Exhibit A hereto, between Lender and the Company, pursuant to which the Company shall agree, following the Quotation of its Common Shares on a US Stock Exchange, to register for resale under the US Securities Act of 1933, as amended, all of the Lender's Shares.

     "REDUCTION NOTICE DATE EXCHANGE RATE" means in relation to each Reduction Notice Date the Australian dollar to US dollar spot exchange rate as quoted in the London edition of the Financial Times on such Reduction Notice Date.

     "SEC" means the United States Securities and Exchange Commission.

     "SHAREHOLDER APPROVAL" means the approval by the shareholders of the Company at the Shareholders Meeting of this Agreement and all of the transactions contemplated hereby, including the issuance of all of the Lender's Shares, CUFS and the Warrant pursuant to this


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     Agreement; in each case by the affirmative vote of the requisite number of outstanding Company Shares of the Company.

     "SHAREHOLDERS MEETING" shall mean the special meeting of shareholders of the Company to be conducted not later than fifteen (15) Business Days following the date of execution of this Agreement, pursuant to which the Company shall seek Shareholder Approval.

     "SUBSCRIPTION NOTICE" has the meaning set out in Clause 8.1 of this Agreement.

     "SUBSCRIPTION NOTICE DATE" means the date of the Subscription Notice.

     "TAXATION" means any of the following: (a) any tax, duty, impost or levy, past or present, of the United Kingdom or elsewhere, whether governmental, state, provincial, local governmental or municipal, including income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment under section 203 of the Taxes Act or otherwise), corporation tax, advance corporation tax, capital gains tax, inheritance tax, VAT, customs and other import or export duties, rates, stamp duty, stamp duty reserve tax, national insurance and social security contributions; and (b) any fine, penalty, surcharge, interest or other imposition relating to any tax, duty, impost or levy mentioned in paragraph(a) of this definition or to any account, record, form, return or computation required to be kept, preserved, maintained or submitted to any person for the purposes of any such tax, duty, impost or levy.

     "TRADING DAY" means any day during which ASX is open for business.

     "US STOCK EXCHANGE" means any one of the New York Stock Exchange, Inc., the American Stock Exchange Inc., the Nasdaq Stock Market, Inc., or the National Association of Securities Dealers ("NASD") OTC Bulletin Board.

     "VWAP" means on any date, the volume weighted average price of the Common Shares as Quoted on the ASX; PROVIDED, HOWEVER, if the Common Shares shall subsequently be listed for trading on a US Stock Exchange, the term VWAP in relation to any period on or after such listing on a US Stock Exchange occurs shall mean the LOWER of (a) the volume weighted average price (as reported by Bloomberg) of the Common Shares as Quoted on such US Stock Exchange, or (b) if also Quoted on the ASX, the volume weighted average price of the Common Shares as Quoted on the ASX.

     "WARRANT" means the subscription right or option held by the Lender to purchase Common Shares or CUFS, as contemplated by Clause 8 of this Agreement.

     "WARRANT SHARES" means the aggregate number of Common Shares or CUFS issuable upon exercise of the Warrant.

1.2 References in this Agreement to Clauses are to the clauses of this Agreement.

2    LOAN

2.1 Subject to Clause 12.3 and the Lender approving the use of proceeds information provided by the Company, on or before the third Trading Day after the Closing Date the Lender shall advance to the Company the amount of one million three hundred thousand Australian dollars (AUS$1,300,000) or such other amount of Australian dollars as, based on the Closing Date Exchange Rate, shall represent one million United States dollars (US$1,000,000).

3    REPAYMENT

     The Company shall pay or repay the Loan, together with all other amounts due to the Lender pursuant to this Agreement, on or before the second anniversary of the Closing Date. Any such payments or repayments shall be made as set out in this Agreement and in particular any payment or repayment in cash may only be made in accordance with Clause 6 or Clause 7.


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4    INTEREST

4.1 The Company shall pay interest to the Lender on the outstanding amount of the Loan at the rate of 10% (ten per cent) per annum to be compounded with the Loan monthly on the last day of each calendar month. Interest, as so compounded, shall be added to the principal amount of the Loan and shall be payable on the due date of the Loan; provided, that the Company may elect at any time to pay any one or more interest payments in cash on the last day of each calendar month.

4.2 If the Company fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the rate of 13% (thirteen per cent) per annum. Any interest accruing under this Clause 4.2 shall be immediately payable by the Company on demand by the Lender. Any such interest (if unpaid) arising on an overdue amount will be compounded daily with the overdue amount but will remain immediately due and payable.

5    ISSUE OF LOAN SHARES

5.1 The Company shall upon written notice (a "LOAN NOTICE") from the Lender at any time when any amounts are outstanding under this Agreement issue and Deliver to the Lender Loan Shares. The Loan Notice will specify the Australian dollar value of the Loan Shares to be issued pursuant to the Loan Notice (the "CONVERSION AMOUNT") which shall not exceed the total amount outstanding under this Agreement from time to time.

5.2 Unless the Company agrees otherwise or the Company notifies the Lender of a PIPE Transaction or other Financing Transaction pursuant to Clause 7.1, the Lender shall not, in any one period of seven consecutive days, be entitled to issue Loan Notices in respect of an aggregate Conversion Amount of more than AUS$130,000.

5.3 Subject to Clause 11.1 the number of Loan Shares to be issued and Delivered by the Company in respect of a Loan Notice shall be the Conversion Amount specified in that Loan Notice divided by the Conversion Price then in effect; provided that if the Conversion Price is lower than the Floor Price the Conversion Price shall be increased so that it is equal to the Floor Price. In the case of any fractional entitlements the number of Loan Shares to be issued shall be rounded up to the next whole number.

5.4 The amounts outstanding under this Agreement will be reduced on each Delivery Date by the Conversion Amount set out in the Loan Notice relating to that Loan Notice Date.

5.5 Notwithstanding any other provision of this Agreement the Lender may, in its sole discretion, elect to require the Company to satisfy in cash any amounts due to the Lender pursuant to either (i) Clause 4.2 or Clause 9.5, or (ii) any provision of this Agreement after this Agreement has been terminated in accordance with Clause 15.

5.6 Any payments received, or treated as being received pursuant to Clause 5.4, by the Lender shall be applied;

     (a) firstly to pay any fees, expenses or other amounts due pursuant to this Agreement other than the amounts referred to in sub Clauses 5.6
          (b) and (c) below;

     (b) secondly to pay any amounts due to the Lender in respect of interest pursuant to Clause 4.1 of this Agreement to the extent such interest has not been compounded with the Loan;

     (c)  thirdly to repay any amount of the Loan still outstanding.

6    OPTIONAL CASH PAYMENT

6.1 Subject to Clause 6.5, the Company shall be entitled at any time, or from time to time, to make a payment in cash in respect of all or any portion of any amount which is outstanding pursuant


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     to this Agreement by giving the Lender written notice no less than three
     Trading Days prior to the date of payment (a "Cash Payment Notice").

6.2 The Cash Payment Notice will specify the cash amount to be paid by the Company and the date of payment. Any amount to be so paid shall be transferred to the Lender's Bank Account.

6.3  Each Cash Payment shall, subject to Clause 11.2, be applied:

     (a) firstly to pay any fees, expenses or other amounts due pursuant to this Agreement other than the amounts referred to in sub Clauses 6.3(b) and (c) below;

     (b) secondly to pay any amounts due to the Lender in respect of interest pursuant to Clause 4.1 of this Agreement to the extent such interest has not been compounded with the Loan;

     (c)  thirdly to repay any amount of the Loan still outstanding.

6.4 Any part of a Cash Payment which is applied pursuant to Clause 6.3(c) shall reduce the outstanding amount of the Loan as follows:

     (a) if such Cash Payment is made less than 120 days after the Closing Date, by an amount equal to 100 divided by 107.5 multiplied by the amount of the Cash Payment applied pursuant to Clause 6.39(c);

     (b) if such Cash Payment is made 120 days or more but not more than 180 days, after the Closing Date, by an amount equal to 100 divided by 110 multiplied by the amount of the Cash Payment applied pursuant to Clause 6.3(c); or

     (c) if such Cash Payment is made 180 days or more after the Closing Date, by an amount equal to 100 divided by 120 multiplied by the amount of the Cash Payment applied pursuant to Clause 6.3(c).

6.5 If a Cash Payment Notice is issued after or on the same date as a Loan Notice then the Loan Notice will be treated as having been received first. The amounts received or treated as being received in respect of the Loan Notice will therefore be applied first (as set out in Clause 5) and then any amounts received or treated as being received in respect of the Cash Payment Notice will be applied (as set out in the preceding provisions of this Clause 6).

7    MANDATORY CASH PAYMENT

7.1 On the Financing Transaction Date, the Company shall be required to make a payment in cash in respect of all amounts that are outstanding pursuant to this Agreement, subject to any adjustment required pursuant to Clause 11.4. Such payment shall be deemed a Cash Payment and subject to the provisions of Clause 6.3 and 6.4. Any amount to be so paid shall be transferred to the Lender's Bank Account.

7.2 As soon as reasonably practicable and in any case not less that ten (10) Trading Days before the Financing Transaction Date, the Company shall notify the Lender of the proposed completion date of the Financing Transaction or PIPE Transaction (as the case may be) and keep the Lender informed as to the progress of the Financing Transaction or PIPE Transaction, as the case may be.

7.3 Prior to the Financing Transaction Date, the Lender shall notify the Company of the total amount which is outstanding pursuant to this Agreement as referred to in Clause 7.1 and, subject to any adjustment required pursuant to Clause 11.4 the total number of shares which must be Delivered to the Lender on the Financing Transaction Date pursuant to Clause 7.4.

7.4 Subject to clause 7.5, on the Financing Transaction Date, the Company shall issue and Deliver to the Lender such number of Common Shares and/or CUFS as is equal to 50% of the amount which is determined by dividing (a) the outstanding amount required to be repaid to the Lender


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     pursuant to this Agreement immediately prior to repayment pursuant to
     Clause 7.1, and (b) the applicable Conversion Price then in effect.

7.5 If the PIPE Securities do not rank pari passu in all respects with the Common Shares, then, at the option of the Lender, the Company shall issue and Deliver to the Lender PIPE Securities in lieu of Common Shares in order to discharge its obligation in Clause 7.4.

7.6 In respect of any payment in cash pursuant to either Clause 6 or 7, the Company, at its sole option, may elect to make such payment in US dollars or Australian dollars. If the Company elects to make a cash payment in US dollars, the US dollar to Australian dollar spot exchange rate (as quoted in the London edition of the Financial Times on the date of such cash payment is received by the Lender) shall be used for the purposes of calculating the equivalent amount of Australian dollars by which the outstanding amount of the Loan (and any other amounts outstanding under this Agreement) shall be reduced by. For the avoidance of doubt, such cash payment shall still be subject to increase due to exchange rate movements as provided for in clauses 11.2 and 11.4(a) (as applicable).

8    ADDITIONAL SUBSCRIPTION RIGHTS (WARRANTS)

8.1 The Company shall (in addition to the Loan Shares referred to above) upon receipt of one or more written notices (each a "Subscription Notice") from the Lender at any time after the Closing Date and on or prior to the fourth anniversary of the Closing Date, issue to the Lender, in accordance with this Clause 8 such number of Common Shares as are specified in the Subscription Notice.

8.2 The Lender shall be entitled to issue Subscription Notices in respect of up to 2,000,000 Warrant Shares less the number of Common Shares in respect of which Reduction Notices have been issued.

8.3 The Lender shall, within three Trading Days of any Common Shares being Delivered to the Lender pursuant to Clause 8.1, pay to the Company in respect of such Common Shares an amount per Common Share equal to the lower of (i) 80% of the VWAP on the 10 consecutive Trading Days prior to the Closing Date and (ii) 80% of the VWAP on the date of the relevant Subscription Notice provided that if the amount per Common Share is lower than the Floor Price such amount shall be increased so that it is equal to the Floor Price.

8.4 The Lender shall be entitled by notice in writing to the Company (a "Reduction Notice") to reduce the number of Common Shares in respect of which it may issue Subscription Notices. The Lender shall only be entitled to issue a Reduction Notice on or after the date which is 120 days after the Closing Date. During the period of one month immediately after the date which is 120 days after the Closing Date and during each period of one month immediately thereafter until the fourth anniversary of the Closing Date, the Lender shall be entitled to issue Reduction Notices in respect of up 10% of the Unexercised Warrants (as defined in Clause 8.6) in any one month.

8.5 The Company shall pay to the Lender an amount of AUS$0.10 (ten cents) for each Common Share in respect of which a Reduction Notice is issued. The Company shall, at its election either

     (a) pay such amount (adjusted if applicable pursuant to Clause 11.3) in cash to the Lender (by transferring such amount to the Lender's Bank Account) within 2 Trading Days of the date of the relevant Reduction Notice; or

     (b) issue Common Shares to the Lender in respect of such amount, in exactly the same way as if a Loan Notice had been issued on the date of the Reduction Notice for a Conversion Amount equal to the total amount due to the Lender in respect of that Reduction Notice.


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8.6  The Lender shall be entitled to issue Reduction Notices in respect of up to
     2,000,000 Common Shares less the number of Common Shares which have been validly issued pursuant to a Subscription Notice or have been subject to a Reduction Notice (the "Unexercised Warrants").

9    ISSUE OF SHARES OR CUFS

9.1 In respect of any Lender's Shares, to be issued to the Lender pursuant to this Agreement the Company shall make application for Quotation of the Lender's Shares, as soon as possible after receipt of a Loan Notice or Subscription Notice. Any such Quotation is expected to be on the third Trading Day after such application is made.

9.2 The Lender shall with each Loan Notice or Subscription Notice advise the Company whether the Lender's Shares to be Delivered pursuant to such Loan Notice or Subscription Notice shall be in the form of certificated Common Shares Quoted on a US Stock Exchange or in CUFS. The relevant number of Lender's Shares or CUFS (as the case may be) shall be Delivered within seven (7) Trading Days of the date on which the Loan Notice or as the case may be, Subscription Notice is received (or deemed to have been received, in accordance with Clause 18). Any breach of this Clause 9.1 will amount to a serious breach of this Agreement which the Company acknowledges may cause the Lender significant financial loss.

9.3 On or before the Trading Day immediately prior to the anticipated date of Quotation of the Lender's Shares the following shall occur:

     (a) the Company shall, conditional only upon Quotation of the Lender's Shares, allot and issue the relevant Lender's Shares to the Lender;

     (b) the Company shall do all acts and things necessary to procure Quotation of the relevant Lender's Shares on the next following Trading Day including, without limitation to the forgoing, if the Lender requests that such Lender's Shares are to be in the form of Common Shares to be traded on a US Stock Exchange, the Company shall do all acts and things necessary to procure the SEC's declaration that the Company's registration statement covering such Lenders' Shares is effective; and;

     (c) the Company shall give all necessary directions and instructions to its registrars to procure that the relevant Lenders Shares or CUFS are Delivered to the Lender on the date of Quotation.

9.4 The Lender's Shares to be issued to the Lender under this Agreement shall be allotted and issued by the Company fully paid and free from all claims, charges, liens, encumbrances, equities and third party rights whatsoever and (save for any Common Shares that are issued pursuant to Clause 7.4) will rank pari passu in all respects with the existing issued Common Shares including the right to receive all dividends or other distributions declared, made or paid after the date of allotment.

9.5 If the Company fails to Deliver any Lender's Shares in breach of its obligations under this Agreement to do so and such Lender's Shares still have not been issued seven (7) Trading Days after the date of the relevant Loan Notice, then the Company shall, without prejudice to any other rights which the Lender may have under this Agreement, pay to the Lender an amount equal to two (2%) per cent of the then outstanding amount of the Loan each calendar month (or part of a calendar month) that such Lender's Shares are not Delivered. The parties agree that this represents a genuine pre-estimate of loss and is not in any way intended to be a penalty. Any such payment shall be made within three (3) days of the end of the calendar month during which such seven (7) Trading Day period expires and within three (3) days of the end of any subsequent calendar month (or part thereof) in which such Lender's Shares remain outstanding.

10   STOCK SPLITS AND ADJUSTMENT PROVISIONS

10.1 In the event that, at any time prior to Delivery of a Loan Notice or a Subscription Notice, the Company shall effect any forward split of its outstanding Common Shares, the Floor Price shall


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     be appropriately and equitably decreased and the aggregate number of
     Warrant Shares shall be appropriately and equitably increased.

10.2 In the event that, at any time prior to Delivery of a Loan Notice or a Subscription Notice, the Company shall effect any reverse split of its outstanding Common Shares, the Floor Price shall be appropriately and equitably increased and the aggregate number of Warrant Shares shall be appropriately and equitably decreased.

10.3 Except in connection with the contemplated PIPE Transaction or as otherwise consented to by the Lender, the Company shall not consummate any forward split or reverse split of its outstanding Common Shares at any time while the Loan shall be issued and outstanding.

10.4 In the event that the Company issues Common Shares (save in respect of options or warrants to purchase Common Shares) at any time on or after the Closing Date at a price below the Floor Price, the Floor Price shall be decreased to 100% of the lowest price at which Common Shares are issued by the Company.

11   EXCHANGE RATE MOVEMENTS

11.1 If on any Loan Notice Date, the Loan Notice Date Exchange Rate is less than the Closing Date Exchange Rate then the number of Loan Shares to be issued shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Loan Notice Date Exchange Rate. By way of example, if the number of Loan Shares to be issued in respect of a particular Loan Notice would, but for this Clause 11.1, be 1,000 and if the Closing Date Exchange Rate is 1.80 and the relevant Loan Notice Date Exchange Rate is 1.75, then 1,029 Loan Shares will be issued in relation to that Loan Notice.

11.2 If on any Cash Payment Date, the Cash Payment Date Exchange Rate is less than the Closing Date Exchange Rate then the amount of cash required to satisfy the amounts due pursuant to Clause 6.3 shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Cash Payment Date Exchange Rate.

     By way of example, if the amount of cash required to repay all amounts due pursuant to Clause 6.3(a) would, but for this Clause 11.2, be US$1,000 and if the Closing Date Exchange Rate is 1.80 and the relevant Cash Payment Notice Date Exchange Rate is 1.75 then the amount of cash from the Cash Payment required to repay all amounts due pursuant to Clause 6.3(a) will be US$1,028.57. Accordingly only the surplus over US$1,028.57 from such Cash Payment will be applied (again in the same manner) towards any amounts due pursuant to Clause 6.3(b) and if any amount of the Cash Payment remains after all amounts so due pursuant to Clause 6.3(b) have been paid then the surplus will be applied (again in the same manner and after the application of Clause 6.4) to pay amounts pursuant to Clause 6.3(c).

11.3 If in relation to a Reduction Notice an amount is to be paid pursuant to Clause 8.5(a) and if in relation to that Reduction Notice the Reduction Notice Date Exchange Rate is less than the Closing Date Exchange Rate then the amount of cash required to satisfy the amount due pursuant to Clause 8.5(a) shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Reduction Payment Date Exchange Rate. By way of example, if the amount of cash to be paid pursuant to Clause 8.5(a) would, but for this Clause 11.3, be US$1,000 and if the Closing Date Exchange Rate is 1.80 and the relevant Reduction Notice Date Exchange Rate is 1.75 then the amount of cash to be paid pursuant to Clause 8.5(a)in respect of that Reduction Notice will be US$1,028.57.

11.4 If on any Financing Transaction Date, the Financing Transaction Date Exchange Rate on such date is less than the Closing Date Exchange Rate then:

     (a) the amount of cash required to satisfy the amounts due pursuant to Clause 7.1 shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Financing Transaction Date Exchange Rate.


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     (b)  the number of shares to be issued pursuant to Clause 7.4 shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the Financing Transaction Date Exchange Rate.

12   PAYMENT OF COSTS, EXPENSES, FEES AND COMMISSIONS

12.1 Each of the parties shall pay its own fees and expenses (including the fees of any solicitors, accountants, or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company will pay the fees and expenses of the solicitors to the Lender in the sum of US$20,000 (plus applicable VAT and expenses (including bank transfer fees)).

12.2 The Company shall pay to the Lender a due diligence fee of US$7,500, an arrangement fee of US$35,000 and a facility fee of US$20,000.

12.3 The legal fees and expenses referred to in Clause 12.1 and the arrangement fee referred to in Clause 12.2 shall be paid on or before the Closing Date and such amounts shall, if not already paid, be withheld from the advance of the Loan to be made pursuant to Clause 2.

13   SECURITY

     The Company shall not provide any additional security under this Agreement.

14   INDEMNITIES

14.1 The Company shall indemnify the Lender against any loss or liability, costs or expenses incurred by the Lender as a direct or indirect result of any breach by the Company of any of its obligations under this Agreement including any failure by the Company to issue Common Shares and/or CUFS or pay, to the Lender any amount due under this Agreement on its due date.

14.2 The Company shall, within three Trading Days of a demand from the Lender, pay to the Lender the amount of all costs and expenses (including legal fees and any disbursements) properly and reasonably incurred by the Lender in connection with the enforcement of, or the preservation of any of the Lender's rights under, this Agreement.

15   TERMINATION

15.1 The Lender shall be entitled to terminate this Agreement by notice to the Company immediately at any time if:

     (a) the Company fails to obtain at the Shareholders Meeting to be held by a date that shall be not more than twenty (20) Business Days from the date of this Agreement, all necessary Shareholder Approval.

     (b) the Company fails to pay any amount payable by it under this Agreement on its due date;

     (c) the Company is in breach of any of its obligations or covenants under this Agreement,

     (d) unless the Common Shares shall have been previously listed for trading on a US Stock Exchange, the Common Shares and/or CUFS cease to be Quoted on ASX or there shall occur any suspension of their Quotation on ASX;

     (e) there shall occur any suspension or cessation of trading of the Common Shares on a US Stock Exchange or the Company is removed from the official list of the ASX or a US Stock Exchange while any amount is outstanding under this Agreement;

     (f)  the Company is or becomes unable to pay its debts as defined in section 123 of the Insolvency Act 1986;


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     (g)  any petition, application or order is made or resolution proposed for the winding up or administration of the Company or any other member of the Group provided that this shall not apply to any such petition which is removed within 21 days of being made; or

     (h) a receiver is appointed over all or any part of the assets or undertaking of the Company.

15.2 If this Agreement is terminated by the Lender in accordance with its terms then any part of the Loan which has not been advanced shall immediately be cancelled and any part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Agreement shall become immediately due and payable.

16   COVENANTS

16.1 The Company covenants to the Lender that (otherwise than with the prior written consent of the Lender) it;

     (a) will use all reasonable endeavours to obtain all necessary Shareholder Approval at the Shareholders Meeting;

     (b) will use all reasonable endeavours to maintain the Quotation of the Common Shares and/or CUFS and CUFS on ASX;

     (c) in connection with the contemplated Financing Transaction, will use all reasonable endeavours to register its Common Shares under the United States Securities and Exchange Act of 1934, as amended, and list its Common Shares for trading on a US Stock Exchange;

     (d) subject to compliance with Section 16.1(a) above, will ensure on each day for so long as any amount remains outstanding under this Agreement, that it has the necessary shareholder authority to issue the requisite number of Lender's Shares required to satisfy a Loan Notice issued on that day in respect of a Conversion Amount equal to at least the then outstanding amount of the Loan including any interest capable of becoming due pursuant to Clause 4.1;

     (e)  will comply with its covenants set forth in Clause 10.3 above;

     (f) will not, except in relation to a Financing Transaction, issue or agree to issue Common Shares or any other shares in the share capital of the Company other than (i) pursuant to this Agreement (ii) shares which are already issued at the date of this Agreement or which the Company at the date of this Agreement is contractually obliged to issue;

     (g) will file in a timely manner all reports and other documents required of it under the Companies Act 1985, the ASX Rules and all other laws or regulations applicable to it;

     (h)  until such time as

          (A) the Company shall have become a full reporting company under the Securities Exchange Act of 1934, as amended,

          (B) the Common Shares shall have been approved for Quotation on a US Stock Exchange, and

          (C) the SEC shall have declared effective the Company's registration statement covering the Lender's Shares, all as provided in the Registration Rights Agreement,

          the Company shall not take any action or file any document to terminate or suspend such registration or to terminate or suspend the Quotation of its Common Shares and/or CUFS on ASX or to have it removed from the official list of ASX and if seeking a listing


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          on a US Stock Exchange, the Company will use all reasonable endeavours to procure completion of the steps set out in sub clauses 16.1(h)(A),
          (B) and (C) above;

     (i) will take all steps reasonably necessary to preserve and continue the corporate existence of the Company;

     (j)  will immediately notify the Lender upon its becoming aware of:

          (A) the suspension of the Common Shares and/or CUFS from Quotation on ASX or a US Stock Exchange;

          (B) the Common Shares and/or CUFS ceasing to be Quoted on either ASX or a US Stock Exchange; or

          (C)  the Company being removed from the official list of the ASX.

     (k) will not, at any time after the date hereof, until expiry of this Agreement effect any merger or consolidation of the Company whether by scheme of arrangement or otherwise with or into, or a transfer of all or any substantial part of the assets or undertaking of the Company to another entity (a "CONSOLIDATION EVENT") unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Lender such shares and/or securities as following such Consolidation Event the Lender is entitled to receive pursuant to this Agreement.

17   WITHHOLDING AND GROSSING-UP

17.1 Except as required by law, all payments due to the Lender under this Agreement will be made free and clear of all deductions and withholdings (whether in respect of Taxation, set- off, counter-claim or otherwise).

17.2 If any deduction or withholding is required by law to be made from any payment due to the Lender under this Agreement, the person who is obliged to make such payment will pay to the Lender such additional amount as is necessary to ensure that the Lender receives a net amount (after the deduction or withholding) equal to the amount which it would have received had the payment in question not been subject to the deduction or withholding.

17.3 If any payment received by the Lender under this Agreement from the Company (other than the fees and commissions referred to in Clause 12 is subject to Taxation, the person who is obliged to make such payment will pay to the Lender such additional amount as is necessary to ensure that the Lender receives and retains a net amount (after taking into account such Taxation and any Taxation payable in respect of such additional amount) equal to the full amount which it would have received and retained had the payment in question not been subject to Taxation.

18   NOTICES

18.1 Any demand, notice or other communication given or made under or in connection with this Agreement will be in writing and will, if otherwise given or made in accordance with this Clause 18 be deemed to have been duly given or made as follows:

     (a) if sent by prepaid first class post, on the second Trading Day after the date of posting if posted in the UK for UK delivery and on the seventh Trading Day if posted for overseas delivery; or

     (b)  if delivered by hand, upon delivery; or

     (c)  if sent by facsimile or e-mail, on the day of transmission;


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     provided however that, if it is delivered by hand or sent by facsimile or
     e-mail on a day which is not a Trading Day or after 4.00 pm London time on a Trading Day, it will instead be deemed to have been given or made on the next Trading Day.

     Any such demand, notice or other communication will, in the case of service by post or delivery by hand, be addressed (subject as provided in this Clause) to the recipient at the recipient's address stated in this Agreement or at such other address as may from time to time be notified in writing by the recipient to the sender as being the recipient's address for service.

18.2 Any such demand, notice or other communication will, in the case of service by facsimile or e-mail be sent to the recipient using the facsimile number or e-mail set out below.

     (a)  Fax the Company: (262) 253-9822

     (b)  E-mail the Company: rparry@zbbenergy.com or gdhahn@zbbenergy.com

     (c) Fax the Lender: +1 305-932-3697 marked for the attention of Bob Press Esq.

     (d)  E-mail the Lender: bpress@m-equity.com

18.3 The provisions of this Clause 18 will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with
     Part 6 of the Civil Procedure Rules.

19   REMEDIES AND WAIVERS

     No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20   GOVERNING LAW AND JURISDICTION

     This Agreement is governed by and is to be construed in accordance with English law and the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement)

This Agreement has been entered into as a Deed on the date stated at the beginning of this Agreement.

SIGNED as a deed by                 )
ZBB ENERGY CORPORATION              )
acting by                           )


/s/ Robert John Parry
-------------------------------------
Robert John Parry
Chief Executive Officer
                                        DIRECTOR

                                        DIRECTOR /SECRETARY

SIGNED as a deed by MONTGOMERY      )
CAPITAL PARTNERS, L.P               )
acting by                           )


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

                                                                  Execution copy

     provided however that, if it is delivered by hand or sent by facsimile or e-mail on a day which is not a Trading Day or after 4.00 pm London time on a Trading Day, it will instead be deemed to have been given or made on the next Trading Day.

     Any such demand, notice or other communication will, in the case of service by post or delivery by hand, be addressed (subject as provided in this Clause) to the recipient at the recipient's address stated in this Agreement or at such other address as may from time to time be notified in writing by the recipient to the sender as being the recipient's address for service.

18.2 Any such demand, notice or other communication will, in the case of service by facsimile or e-mail be sent to the recipient using the facsimile number or e-mail set out below.

     (a)  Fax the Company: (262) 253-9822

     (b)  E-mail the Company: rparry@zbbenergy.com or gdhahn@zbbenergy.com

     (c) Fax the Lender: +1 305-932-3697 marked for the attention of Bob Press Esq.

     (d)  E-mail the Lender: bpress@m-equity.com

18.3 The provisions of this Clause 18 will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with
     Part 6 of the Civil Procedure Rules.

19   REMEDIES AND WAIVERS

     No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20   GOVERNING LAW AND JURISDICTION

     This Agreement is governed by and is to be construed in accordance with English law and the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement)

This Agreement has been entered into as a Deed on the date stated at the beginning of this Agreement.

SIGNED as a deed by                 )
ZBB ENERGY CORPORATION              )
acting by                           )

                                        DIRECTOR

                                        DIRECTOR /SECRETARY


SIGNED as a deed by MONTGOMERY      )   /s/ ILLEGIBLE
CAPITAL PARTNERS, L.P               )   ----------------------------------------
acting by                           )   Portfolio Manager


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